 August 12, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01(a) of Form 8-K dated August 12, 2019, of Sealed Air Corporation and are in agreement with the statements contained in the first and third sentences of the first paragraph of Item 4.01(a) and the second, third and fourth paragraphs of Item 4.01(a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP